Exhibit 10.14

FOURTH AMENDED AND RESTATED

INDUSTRIAL LEASE

THIS FOURTH AMENDED AND RESTATED INDUSTRIAL LEASE (“Lease”) effective as of July 1, 2007 (the “Effective Date”) by and between Aerospace/Defense, Inc., a South Carolina corporation (hereinafter call the “Landlord”) and Force Protection Industries, Inc. and Force Protection, Inc., Nevada corporations (collectively, the “Tenant”).

RECITALS

1.                                       By Industrial Lease effective as of January 15, 2006, as amended by instrument dated as of May 1, 2006, entitled “First Amendment to Lease” (“First Amendment”) and further amended by instrument dated as of July 1, 2006, entitled “Second Amendment to Lease” (“Second Amendment”), and further amended by instrument dated as of October 1, 2006, entitled “Third Amendment to Lease” (“Third Amendment”), the Landlord leased unto Tenant certain premises within Building No. 1 situated in an industrial project (the “Project”) located in Ladson (Charleston County), South Carolina. By the execution of this instrument, the parties intend to amend and restate the Lease according to the terms of Subsection 27K of the Lease.

2.                                       At the request of the Tenant, the Landlord has agreed to modify the term “Premises” under the teams, conditions and reservations hereunder as follows:

A.                                   Adding a total of 48,572 square feet to Paragraph 1A, Clause (i) of the Lease which square footage is added to the definition of “Leased Area” as of the Effective Date and is comprised of the following:

1.                                       4,667 square feet comprised of two areas, one such area measuring approximately 13 feet by 200 feet and being the eastern section of the mezzanine between A and B Bays in Building No. 1 as shown on Exhibit B to this Lease, and the other area measuring approximately 13 feet by 159 feet and being the western section of such mezzanine as shown on Exhibit B-1 to this Lease; and

2.                                       43,905 square feet comprised of two areas of B-Bay in Building No. 1, one area measuring approximately 105 feet by 137 feet and delineated as “West End of Bay B” on Exhibit C to this Lease and the other area measuring approximately 90 feet by 364 feet and delineated on Exhibit C less an area measuring approximately 60 feet by 54 feet (located toward the east end of the Erection Trench) and delineated as “ASD retain” on Exhibit C, which area is being retained by the Landlord for the storage of machinery and equipment.

For clarification, once all the additional square footage referenced in subsections 2A1 through 2A2 above have become added to and a part of the Leased Area as hereinabove provided, the total square footage of Leased Area shall total 218,339 square feet (comprising a total of the following: 26,180 square feet referenced in Clause (i) of Paragraph 1A of the original Lease, plus 35,529 square feet referenced in the First

Amendment, plus 37,551 square feet referenced in the Second Amendment, plus 70,507 square feet referenced in the Third Amendment, plus 48,572 square feet referenced above).

B.                                     Adding to the definition of Premises an area of real property located to the south/southeast of Building No. 1 shown and delineated on Exhibit F as “Booth Area” upon which the Tenant has heretofore constructed two paint booths and a sandblast booth (the “New Blast Booth”) and upon which the Tenant may construct additional paint and sandblast booths.

C.                                     Deleting from the definition of Premises and from the definition of Equipment, the “Sandblast Booth” [referenced in the January 15, 2006 Industrial Lease as the “Sandblast Booth” (shown on Exhibit A as the “Blast Booth”)]; reducing from the Base Rent the amount of $2,975.00 per month representing the rent heretofore charged to the Tenant for use of the Sandblast Booth; and allowing the Tenant at its sole cost and expense to demolish the Sandblast Booth in consideration for adding to the definition of Premises and to the definition of Equipment the New Blast Booth, which at the termination or expiration of this Lease shall be left by the Tenant in good operating condition and shall become the property of the Landlord.

3.                                       In consideration for amending the Lease as referenced in Recitals 1 and 2 above, the Tenant agrees to amend Paragraph 3A (a) by increasing the Base Rent for the Leased Area as hereinafter provided.

4.                                       The Landlord and Tenant now wish to enter into this instrument to amend and restate the Lease according to the terms, provisions and conditions hereinafter set forth.

NOW THEREFORE, in consideration of all the recitals set forth above in the “Recitals” clauses, which are hereby made an integral part of this Lease, and the mutual promises given one to the other, the parties do hereby covenant and agree to amend and restate the Lease as follows:

1.                                       THE PREMISES.

A.                                   The property hereby leased to the Tenant is a portion of a certain building (“Building No. 1” or “Building”) which is a part of an industrial development owned by the Landlord and located in Ladson, Charleston County, South Carolina (“Project”). The term “Premises” means and is comprised of the following: (i) a portion of the Building outlined and marked “Premises” on Exhibit A consisting of approximately 218,339 square feet of Building No. 1 (the “Leased Area”)(1), (ii) the fixtures (collectively the “Equipment”) located therein, including the Paint Spray Booth shown and marked on Exhibit A as “Paint Booth,” the New Blast Booth shown and marked on Exhibit F as the “New Blast Booth,” 100 HP compressor and 75 HP compressor associated therewith (the “Compressors”), together with other machinery associated with the Paint Booth, the New Blast Booth and Compressors as listed on Exhibit A-1, all other fixtures, machinery and equipment listed on Exhibit A-1, and all cranes (“Cranes”) located within the Leased Area including the use of (y) the radio-controlled overhead/bridge Cranes located above the floor area of Bays A, B, C and D, together with radio controllers

(1) For clarification, the only portions of Building No. 1 not leased to the Tenant under this Lease are (a) that portion of Building No. 1 leased by the Landlord to Tenant under Office Lease dated as of June 1, 2005, and (b) that portion of Building No. 1 retained by the Landlord and delineated as “ASD retain” on Exhibit C.

associated with each such crane, and (z) all (approximately 25) jib cranes located throughout Building No. 1, (iii) two outdoor areas for the testing of vehicles (collectively, the “Outdoor Testing Areas”) described as (y) approximately 500 feet of the entrance road (connecting Highway 78 and Stoney Road and located to the east of the common parking areas) (the “Entrance Road”) running from a point adjacent the southeastern corner of the Building No. 3 common parking area and running in a southerly direction for 500 feet to a point north of the location of the Entrance Road across which railroad tracks have been installed — shown as the redline on Exhibit D to this Lease and marked “Vehicle Brake Test Track” thereon (the “Brake Test Area”) and (z) an approximately 25 foot wide area running westerly from the Entrance Road and continuing around the former pond area (on which pond area the Landlord is growing pine trees) — shown as the green line on Exhibit D to this Lease and marked “FPII Vehicle Obstacle Course” thereon (the “Obstacle Course Area”), and (iv) the Booth Area. The use by the Tenant of the Outdoor Testing Areas and the Booth Area shall be subject to all of the terms, conditions and provisions of this Lease and this Amendment, especially including, without limited the foregoing, those provisions contained in the second paragraph of Section 9B of this Lease. (The terms Paint Spray Booth and New Blast Booth shall hereinafter be referenced as the “Booths.” The Booths, Compressors and Cranes, together with the fixtures, machinery and equipment listed on Exhibit A-1 shall be included in the definition of and may hereinafter be referenced collectively as the “Equipment.”) Notwithstanding the foregoing, the Landlord reserves to itself the following: (a) the right of pedestrian and vehicular ingress and egress across the Leased Area to and from the area marked “ASD retain” on Exhibit C for the purpose of placing into or removing from such area machinery and equipment, (b) access to and use of the stairs (marked “Stairs” on Exhibit A across the Leased Area to the “ASD retain” area, and (c) access to and use of the area along the railroad tracks located in the west end of Bay B for the purpose of storing the Project’s locomotive therein, and (d) access to and use of the overhead bridge cranes (together with associated controllers) above the “ASD retain” area for the purpose of placing into or removing from such area machinery and equipment. The “Wash Area” marked on Exhibit A is included in the Premises; however, while Tenant may use the Wash Area as an area for storage, it is understood that (except as otherwise permitted by the Landlord by an amendment to this Lease) the Tenant shall not dispose of any liquids or any other substance into the drains within the Wash Area and shall continuously throughout the Term (as defined above) carefully cover these drains to prevent any substances from falling into the drains. Subject to Paragraph 5B(viii), in connection with the lease of the Premises, the Tenant shall have the right to non-exclusive use in common with the Landlord and other tenants and occupants of the Project, the “Common Areas” (hereinafter defined).

B.                                     Tenant represents that Tenant has examined the physical condition of the Premises (especially including, without limitation, the Leased Area, Outdoor Testing Areas, the Equipment, and the Booth Area) and has found them satisfactory for all purposes hereof and Tenant accepts the Premises in their present condition, “AS IS.”

2.                                       TERM.

A.                                   The term of this Lease shall expire on July 14, 2008 (“Initial Term”). The Initial Term and any extension thereof are hereinafter referred to collectively as the “Term.”

B.                                     For purposes of this Lease, the term “Lease Year” shall refer to a period of twelve (12) consecutive months beginning June 1 of each calendar year.

C.                                     The Initial Term of this Lease and any extension thereof may be extended at the option of the Tenant for four (4) separate and successive periods of five (5) years each (each an “Option Period”) commencing on the day following the expiration date of the initial Term or the last day of the then-current Option Period, as the case may be. Tenant may exercise the option by notice in writing to Landlord served at least six (6) months and not more than twelve (12) months prior to the end of the last year of the Initial Terra or the then-current Option Period, as the case may be. It shall be a condition of the exercise of any option to renew that Tenant shall not be in default in the performance of any terms, covenants, or conditions of this Lease at the time Tenant gives any such notice to renew this Lease. All terms and conditions of this Lease shall be applicable to the Option Periods referred to in this Section 2C.

D.                                    Notwithstanding the foregoing in this Section 2, the Term of this Lease and the term of that certain Lease between the parties dated as of July 13, 2004 covering Building No. 2 located within the Project (the “Building No. 2 Lease”) shall be coterminous; that is, the Term of this Lease must be the same as the terra of the Building No. 2 Lease. For clarification, for the Tenant to exercise its option to renew and extend this Lease under Section 2C above, the Tenant shall have also exercised its option to renew for the same 5-year period pursuant to Section 2C of the Building No. 2 Lease, and if the Building No. 2 Lease expires or terminates, this Lease shall also expire and terminate at the same time. (See also, cross-default provision in Section 20 of this Lease.)

3.                                       BASE RENT.

A.                                   Beginning on July 1, 2007 and for the remainder of the Lease Year ending May 31, 2008, the Tenant shall pay to the Landlord, without previous demand therefore, and without setoff or deduction whatsoever, the following net monthly rent (“Base Rent”):

(a)                                  For the Leased Area – the monthly Base Rent shall be $62,358.81 per month.

(b)                                 For the Paint Spray Booth – the monthly Base Rent shall be $2,500.00 per month.

(c)                                  For the Compressed Air System – the monthly Base Rent shall be $500.00 per month.

B.                                     Commencing on July 1, 2008 (“First Adjustment Date”) and on the first day of June at the beginning of each Lease Year thereafter (“Subsequent Adjustment Date”) during the Initial Term and any Option Period, the amount of the monthly Base Rent due under this Lease shall be adjusted to an amount equal to the product of the then-current monthly Base Rent multiplied by a fraction having as its numerator the Consumer Price Index (hereinafter defined) published most recently prior to applicable Adjustment Date and as its denominator the Consumer Price Index published most recently prior to Commencement Date. In the event the new Base Rent cannot be determined as of the Adjustment Date, Tenant shall continue to pay the Base Rent due during the prior Lease Year until Landlord notifies Tenant of the Base Rent, and, within ten (10) days after delivery of such notice, Tenant shall reimburse Landlord for any accrued but unpaid increase. In no event shall the monthly Base Rent, as adjusted on any Adjustment Date, be less than three percent (3%) over the Base Rent payable during the prior Lease Year, nor increase by more than seven percent (7%) over the monthly Base Rent payable during the prior Lease Year.

C.                                     As used herein, the term “Consumer Price Index” shall mean the bi-monthly Consumer Price Index published by the Bureau of Labor Statistics of the U.S. Department of Labor, using the index titled “Consumer Price Index — All Items — All Urban Consumers (CPI-U) (1982-84 = 100)” for the Atlanta, Georgia Standard Metropolitan Statistical Area. If the Consumer Price Index shall no longer be published or cannot be adjusted, then another index generally recognized as authoritative shall be substituted therefore by Landlord, and the term “Consumer Price Index” shall refer to such substituted index.

D.                                    All monthly Base Rent payments and any other payments due Landlord under this Lease shall be made without any setoff or deduction whatsoever and without prior notice or demand and shall be payable and delivered to:

Aerospace/Defense, Inc.

4838 Jenkins Avenue

North Charleston, SC 29405

or to such other place as may be designated by notice in writing from Landlord to Tenant. Base Rent and other payments due Landlord by the Tenant under this Lease received more than ten (10) days after the due date of such payment shall be subjected to a late penalty of one (1%) percent of the amount of such payment for each month, or portion thereof, such payment is late. No payment by Tenant or receipt by Landlord of any lesser sum than the monthly Base Rent stipulated in this Lease shall be deemed to waive the right of Landlord to receive in a timely manner the full amount due and payable to the Landlord.

4.                                       UTILITIES.

A.                                   It is understood that utility services at the Project of which the Premises is a part are supplied at one point of delivery through one meter. Subject to Subsections 4A (a), (b) and (c) hereof, Tenant shall reimburse Landlord for Landlord’s cost of providing utility services to the Premises on the basis of Tenant’s usage of same. With respect to such utility services, the amount for which Landlord will be reimbursed includes both the consumption factor and so-called “demand” or “standby” factor, if the latter factor is employed for billing purposes by the company providing the utility service.

(a)                                  Provided Tenant only consumes water for personal use and normal maintenance and not for any manufacturing process, Tenant’s pro rata portion of the Project’s water and sanitary sewer bill will be an amount equal to the product of (1) the total water or sewer bill, as the case may be, for the entire Project, multiplied by (2) a fraction having as its numerator the total number of employees who work at the Premises and as its denominator the total number of employees who work in all buildings in the Project. If the Tenant consumes water for any manufacturing or industrial process, the Tenant’s pro-rata portion of the Project’s water and sanitary sewer bill will increase on the basis of the Landlord’s reasonable determination of the Tenant’s usage of same.

(b)                                 Tenant’s pro rata share of the county solid waste recycling fee paid by the Project for solid waste hauled from the Project shall be an amount equal to the product of (1) the total solid waste recycling fee paid by the Project for the period in question, multiplied by (2) a fraction having as its numerator the volume of all trash dumpsters at the Premises picked up during the period in question and as its denominator the volume of all trash dumpsters at all buildings in the Project picked up during the same time period. For purposes of this paragraph, the volume of a trash dumpster picked during a billing period will be determined by multiplying the capacity of the trash dumpster in cubic yards by the number of times such trash dumpster is picked up during the billing period, whether or not such trash dumpster was filled to capacity at the: time it was picked up. It is acknowledged by the parties that the Tenant shall provide the Tenant’s own trash dumpsters and shall pay for the hauling of trash therefrom.

(c)                                  In the event the Tenant utilizes water to wash machinery and equipment within the Wash Area (including utilizing sump pump and floor drains connected therewith) (i) the Landlord shall use its reasonable judgment to calculate (and thereafter add to the periodic charges contemplated under subsection (a) above) the amount of the water and sanitary sewer bill associated with the use of water for washing Tenant’s machinery and equipment within the Wash Area; and (ii) the Tenant shall be responsible for reimbursing the Landlord on a monthly basis all costs and expenses associated with utilizing the Project’s oil/water separator plant and system (the “separator plant”) (leading from the two floor drains in the Wash Area into the Project’s oil/water collection pit located between Buildings No. 1 and 2 of the Project), such costs and expenses shall include, without limitation, labor, utilities, materials (such as, for example, Celite Diatomite product used in the oil/water separator process), maintenance of equipment associated with the separator plant, and all costs and expenses associated with disposal of the residue. Prior to washing any machinery and equipment within the Wash Area, and emptying any contaminated water into the separator plant, the Tenant, in addition to obtaining the Landlord’s consent, mast also obtain necessary permits and licenses required to operate the separator plant.

B.                                     Except to the extent such utilities are in the future separately metered and billed to the Tenant directly, Landlord shall bill Tenant as soon as practicable the monthly charges for the utilities associated with the Leased Area and the use of the fixtures located therein. All monthly utility charges paid more than thirty (30) days after receipt of an invoice from the Landlord shall be subject to a late penalty of five percent (5%) of the amount of such payment.

C.                                     If the parties are unable to agree upon Tenant’s usage of utilities, Tenant shall have the option either (i) to install, at Tenant’s expense, separate meters or submeters, or (ii) to cause Landlord to employ (not more than once each Lease Year) a mutually acceptable engineering firm, whose fees will be equally shared by Landlord and Tenant, to determine Tenant’s share of utilities consumed in the Project by usage survey. Tenant will be responsible for the maintenance of separate meters or sub-meters. Until any such engineering firm determines Tenant’s share of any disputed utility charges, the Tenant agrees to reimburse all amounts invoiced by the Landlord based on the Landlord’s estimate of Tenant’s share of utility charges.

D.                                    Landlord will cause the lawns in the Project to be cut periodically. Tenant will reimburse Landlord for the portion of the cost of cutting and trimming all lawns in the Project attributable to the Premises. Tenant’s pro rata portion of the cost of cutting and trimming all lawns in the Project shall be an amount equal to the product of the total cost of cutting and trimming all lawns in the Project multiplied by a fraction having as its numerator the square footage of the Leased Area in Building No. 1 (to wit: 218,339 sq. ft.) and as its denominator the square footage of all buildings in the Project (to-wit: 480,000 square feet); provided, however, the Tenant’s proportionate share of such cost of cutting and trimming during any Lease Year will not increase by more than twenty (20%) percent over the prior Lease Year.

5.                                       ADDITIONAL RENT/TAXES AND FEES.

A.                                   If the Leased Area is not a separate tax parcel, Landlord shall pay, prior to delinquency, all “Impositions” (hereinafter defined) which are levied, imposed, or assessed upon or against the Leased Area and Project. Tenant covenants to pay to Landlord, as additional rent, on or before the later to occur of (a) thirty (30) days after receipt of an invoice therefore or (b) thirty (30) days before the day a fine, penalty, interest or cost may be added thereto for the non-payment thereof, Tenant’s pro rata share determined by multiplying all the Impositions for the project by a fraction having as its numerator the square footage of the Leased Area and as its denominator the total square footage of all buildings in the Project.

(i)                                     If the Leased Area is separately assessed and billed, such Impositions shall be paid prior to delinquency by the Tenant directly to the taxing authorities. Tenant shall furnish to Landlord, promptly after payment of any Impositions paid directly to taxing authorities, official receipts or other satisfactory proof evidencing payment of such Imposition.

(ii)                                  As used herein, the term “Impositions” shall include any form of real estate tax or assessment, general, special, ordinary or extraordinary, and any license fee, or commercial rental tax based on the gross rents paid hereunder, levy or tax imposed on the Leased Area by any authority having the direct or indirect power to tax, including any city, state or federal government, or any school, agricultural, sanitary, fire, street, drainage or to the improvement district thereof, as against any legal or equitable interest of Landlord in the Leased Area or in the real property of which the Premises is a part, as against Landlord’s right to rent therefrom (provided such tax is assessed on gross rents payable hereunder), and as against Landlord’s business of leasing the Leased Area (provided such tax is assessed on gross rents payable hereunder). With respect to any assessment which under the laws then in force may be paid in installments, there will be included within the meaning of the term “Impositions” for any tax fiscal year only the current annual payment. Impositions will not include (i) any franchise, gift, estate, inheritance, conveyance, transfer, or other tax assessed against Landlord or Landlord’s heirs, successors or assigns, or (ii) any income, excess profit or other tax, assessment, charge, or levy on the net rent payable by Tenant under this Lease.

(iii)                               Tenant shall pay prior to delinquency all taxes assessed against and levied upon the Equipment and upon trade fixtures, furnishings, equipment, inventory and all other personal property of Tenant contained in the Leased Area or elsewhere within the Project. When possible, Tenant shall cause such trade fixtures, furnishings, equipment and other personal property to be assessed and billed separately from the real property of Landlord. If any of Tenant’s personal property shall be assessed with Landlord’s real property, Tenant shall pay Landlord the taxes attributable to Tenant within thirty (30) days after receipt of a written statement setting forth the taxes applicable to Tenant’s property, together with a copy of the taxiing authority’s billing to Landlord.

(iv)                              All Impositions for the partial tax fiscal years falling within the Term will be prorated by multiplying the amount of Impositions for the partial tax fiscal year falling within the Term by a fraction having as its numerator the number of days in such tax fiscal year falling within the Term and having as its denominator the number “365”.

(v)                                 Tenant will have the right to contest the amount or validity of Impositions by appropriate administrative and legal proceedings brought either in Tenant’s name, Landlord’s name or jointly with Landlord, as Tenant may deem appropriate, by counsel selected and engaged by Tenant. Landlord will execute and deliver to Tenant whatever documents may be reasonable, necessary and proper to permit Tenant to contest Impositions or which may be reasonably necessary to secure payment of any refund which may result from any such proceedings. Tenant agrees to reimburse Landlord for any expenses or additional costs assessed to, or incurred by, Landlord in the event Tenant contests the amount or validity of Impositions. Any refund resulting from a proceeding brought either by Tenant or Landlord or by them jointly will be applied first to reimburse the party or parties who brought the proceeding for the costs incurred with the proceeding (including any reimbursement by Tenant to Landlord described above), with the remainder being distributed, to Tenant if the Premises is a separate tax parcel or on a pro-rata basis (determined in the manner described in Subsection 5A above), to each of tenants in the Project, if the Leased Area is not a separate tax parcel.

B.                                     Tenant shall, in addition to the monthly Base Rent and pro rata portion of Impositions referred to above, also be responsible for Tenant’s pro rata portion of all expenses incurred by Landlord for (i) grounds maintenance (landscaping), (ii) watch-personnel referenced in subsection (viii) below, and (iii) other Common Area maintenance and utility charges such as for lighting and maintenance for internal streets and parking facilities (collectively, “Common Area Charges”). Tenant’s pro rata portion of these Common Area Charges shall be an amount equal to the product of the total Common Area Charges for the Project multiplied by a fraction having as its numerator the square footage of the Leased Area and as its denominator the square footage of all buildings in the Project.

(i)                                     Common Area Charges will not include Impositions (unless the Leased Area is a separate tax parcel), cost of capital improvements or repairs (provided such repairs cannot be attributed to Tenant), including, without limitation, repainting of buildings and total repaving of the parking areas, cost of roof repairs, cost of repairs covered by insurance, cost of constructing leasehold improvements for any other lessee of Project, legal or brokerage fees associated with any lease for space in Project, cost of advertising by Landlord, management fees, whether payable to Landlord or third parties, so-called “administrative charges” or other add-ons to the total of Common Area Charges, principal or interest on debt or amortization payments on any mortgages or deeds of trust or any other debt for borrowed money and amortization of improvements, depreciation of Landlord’s original investment in Project, amounts paid by Landlord to affiliates of Landlord for services in connection with the Common Areas, but only to the extent that any such fees are in excess of the ordinary and reasonable fees paid in arms’ length transactions, amounts expended in remediation of Hazardous Substance contamination in the Common Areas, provided the contamination cannot be attributed to Tenant or another occupant of the Project, or the cost of compliance in the Common Areas with the Americans with Disabilities Act, provided compliance is not related to the use and occupancy of Tenant or another occupant of the Project.

(ii)                                  Tenant’s pro rata share of Common Area Charges (on an annualized basis) will not increase in any one calendar year after the first full calendar year of the Term by more than six percent (6%) of Tenant’s pro rata share of Common Area Charges for the previous full calendar year.

(iii)                               Tenant’s accountants will have the right to inspect, upon reasonable prior notice and at reasonable times and in a reasonable manner, such of Landlord’s books of account and records as pertain to Common Area Charges.

(iv)                              Once each calendar year, Landlord will deliver a statement (“CAM Statement”) to Tenant showing: the amount of actual Common Area Charges for the preceding calendar year, with a breakdown of amounts by major categories of Common Area Charges and Tenant’s pro rata share and the detail for determining same. Within thirty (30) days of the receipt of the CAM Statement, Tenant shall pay Landlord Tenant’s share of any deficiency in payments made by the Tenant during the preceding calendar year of Tenant’s proportionate share of the Common Area Charges; the Tenant shall be entitled to a credit in the next invoice for monthly Base Rent becoming due and payable following the receipt of the CAM Statement for any excess payments of Common Area Charges made by the Tenant during the preceding calendar year.

(v)                                 If the Term commences other than on January 1, or ends other than on December 31, Tenant’s obligations to pay amounts toward Common Area Charges for such partial calendar years will be prorated on the basis of the portion of such calendar years included in the Term. Such proration shall be made by multiplying the total Common Area Charges for the partial calendar year in question by a fraction having as its numerator the number of days of the Term within the partial calendar year, and as its denominator “365”.

(vi)                              The term “Common Areas” as used in this Lease means those internal roads and parking areas of the Project marked “Common Areas” on Exhibit E or any portions of the Project substituted therefore. Landlord hereby grants to Tenant and Tenant’ s customers, invitees and employees for the entire Term, the right to use, in common with Landlord, Landlord’s invitees and employees and with the other lessees and occupants of Building and their respective customers, invitees and employees, the Common Areas for their intended purposes, subject to reasonable rules and regulations (“Rules and Regulations”) to be promulgated by Landlord for the convenience and safety of all of the lessees, occupants and users of the Building; provided, Tenant shall be solely responsible for, and defend, hold harmless and indemnify the Landlord and its agents and employees from, any damage for injury caused within the Common Areas and anywhere else within the Project by any of Tenant’s employees and invitees. Landlord will have the right to make reasonable modifications and additions to the Rules and Regulations from time to time. The Tenant shall cause its employees and invitees using the Premises to park in the common area parking lots located to the north of Building No. l and to the west of Building No. 4.

(vii)                           During the Term, the Landlord will maintain the Common Areas in reasonable order; provided, however, the Tenant shall cause its employees, customers, agents and invitees to keep the Common Areas in neat, clean, trash free and orderly condition. If the necessity for repairs to or cleaning of any Common Areas shall have arisen from or shall have been caused by the misuse of such Common Areas or by the negligence or willful acts of the Tenant, its agents, concessionaires, officers, employees, licensees, invitees or contractors, Landlord may make or cause the same to be made, but shall not be obligated to do so, and Tenant agrees to pay to Landlord promptly upon Landlord’s demand, the cost of such repairs and/or cleaning, if made. In the event Landlord elects not to make such repairs or cleaning, Landlord may require Tenant perform such at Tenant’s sole cost and expense.

(viii)                        Landlord shall have the right, at Landlord’s sole cost and expense, to relocate, change, move or alter the Common Areas, so long as 24-hour ingress to and egress from the Premises is not materially disturbed.

(ix)                                Landlord shall provide twenty-four (24) hour controlled vehicular access to the Project with on-site watch personnel. Each automobile and truck of the Tenant or its employee, invitees and contractors entering the Project (except those cars with special permits) shall be required to sign in with Landlord’s watch personnel stationed at the entrance gate located adjacent Building No. 4. Landlord and Tenant shall endeavor to cooperate with each other in an effort to develop a mutually acceptable method for controlling access by Tenant and its employees, invitees and contractors through this gate. Tenant shall pay to Landlord on a monthly basis Tenant’s share of the cost of such controlled access/watch personnel. Tenant’s share shall be determined by multiplying the monthly cost of the watch personnel service by a fraction having as its numerator the square footage of the Leased Area and as its denominator, the square footage of all buildings in the Project.

(x)                                   It is understood that the road-testing of armor-plated vehicles and other similar heavy vehicles within the Project is prohibited with the sole exception that such vehicles may be road-tested within the Outdoor Testing Areas defined in Recital 2C above. The meaning of “road-testing” in the previous sentence includes exceeding the speed limit, making sudden sharp turns and sudden stops, and accelerating at high speeds.

(xi)                                It is acknowledged that the Landlord has repaved a portion of the parking lot in front (north) of the office area of Building No. 1 (the “Front Parking Lot”). It is understood that the Front Parking Lot is designed and constructed for the parking of automobiles and light-duty truck traffic (such as, for example, US Postal Service, Federal Express, and other light-duty delivery trucks). No heavy vehicles (such as, for example, tractor trailer trucks and armor-plated vehicles) will be allowed on or within the Front Parking Lot. Any damage to the

Front Parking Lot caused by the Tenant or arty of its employees, contractors or invitees in violation of this paragraph will be for the account of the Tenant.

6.                                       GENERAL ASSISTANCE.

The Tenant shall have the right (i) to seek tax, utility and other abatements and economic development incentives covering the Leased Area (such as, for example, fee in lieu of real estate and personal property taxes, job development credits, rants for improvements by the Tenant to the Leased Area) (collectively, “Abatements and Incentives”), and (ii) to contest the amount or validity of Impositions covering the Leased Area by appropriate administrative and legal proceedings — both (i) and (ii) above, brought either in Tenant’s name, Landlord’s name or jointly with Landlord, as Tenant may deem appropriate, by counsel selected and engaged by Tenant. Landlord will execute and deliver to Tenant whatever documents may be reasonably requested by the Tenant to permit the Tenant to seek such Abatements and Incentives and to contest Impositions or which may be necessary to secure payment of any refund which may result from any such proceedings, and Landlord hereby agrees to cooperate as reasonably requested by the Tenant in such endeavors by executing such documents as reasonably requested by the Tenant. Tenant agrees to pay to or promptly reimburse Landlord for any expenses incurred by Landlord with regards to or in connection with assisting the Tenant under this Paragraph 6 in the event Tenant seeks Abatements and Incentives and/or contest the amount of validity of the amount of Impositions covering the Leased Area. Any refund of amounts previously paid by the Tenant to the Landlord resulting from a proceeding brought by the Tenant under this Section 6 (either in the name of Tenant or Landlord or in both names) will be applied first to reimburse the party or parties who brought the proceedings for the costs incurred with the proceeding (including any reimbursement for costs paid by Tenant to Landlord described above), with the remainder being distributed to the Tenant until the Tenant has been reimbursed in full for such amounts previously paid by the Tenant, with the balance, if any, paid to the Landlord.

7.                                      USE.

A.                                   Tenant shall use the Leased Area for office, warehouse and carpentry space. Tenant shall at its own cost and expense obtain any and all licenses and permits necessary for any such use. Tenant shall not permit any objectionable or unpleasant odors, smoke, dust, noise or vibrations to emanate from the Leased Area, nor take any other action that would constitute a nuisance or would disturb or endanger the Landlord or any other tenants or occupants of the Project or unreasonably interfere with their use of the Project. Tenant shall not receive, store or otherwise handle any product, material or merchandise which is explosive or highly flammable except as strictly permitted under Laws.

B.                                     Tenant shall not commit or suffer to be committed any waste upon or about the Leased Area, the Common Areas, and the Building.

8.                                      COMPLIANCE WITH LAWS AND GOVERNMENTAL REGULATIONS.

A.                                   Tenant shall at all times during the Term be in full compliance with any and all federal, state and local governmental rules and regulations, ordinances and similar provisions having the force and effect of law (collectively, “Laws”) which are or would be applicable to the business being conducted in the Leased Area. In particular, it shall be the sole responsibility of the Tenant to ensure that the Paint Booth, the New Blast Booth and all other paint and blast booths operated within the Leased Area, as well as throughout the Project, are fully permitted at all times and that all such Booths and other booths are used, maintained and operated by the Tenant in full compliance with all permits, laws, rules and regulations of the State of South Carolina and the United States Federal Government and their respective agencies; the Tenant shall defend, hold harmless and indemnify the Landlord under Section 11 (Indemnification) from any violation hereof. In addition, the Wash Area shall not be used until and unless all necessary permits and licenses have been obtained from appropriate governmental agencies to operate the Project’s oil/water separator system.

B.                                     Landlord shall be responsible for any alteration or improvements or repairs to the Common Areas ordered by any governmental authority, provided, however, Tenant shall be obligated to make any alterations, repairs or improvements to the Common Areas that are necessary because they relate primarily to the occupancy or use of Tenant or Tenant’s business in the Leased Area.

9.                                      MAINTENANCE AND REPAIR.

A.                                   Landlord shall repair and maintain in good order and condition the exterior and structure of Building No. 1, including the roof, exterior walls and supporting members of the Building No. 1; provided, however, the Landlord shall not be required to perform any repairs under this Section 9A due to any uninsured damage caused by the negligence or willful misconduct of the Tenant, or its employees, agents, subtenants, contractors or invitees, all such damage shall be the responsibility of the Tenant to repair or have repaired. Tenant shall promptly report to the Landlord any damages to the Premises.

B.                                     Care and Maintenance of the Leased Area. Except as provided in Section 9A, Section 13, and Section 14 hereof, Tenant shall promptly throughout the Term at Tenant’s cost and expense, take good care of and maintain the Premises in good order, operating condition and repair and in neat, clean and safe condition. In meeting its obligations pursuant to this Section 9B, Tenant may repair (rather than replace) any component of the Premises which Tenant is required to maintain unless such component cannot be repaired, in which event replacement shall be required. Tenant shall promptly. at Tenant’s cost and expense, make all necessary replacements, restorations, renewals and repairs to portions of the Premises Tenant is required to maintain. Repairs, restorations, renewals and replacements shall, to the extent possible, be at least equivalent in quality of the original work or the property replaced, as the case may be.

It is acknowledged that the Tenant has cut and installed utility trenches in the concrete flooring of D-Bay and may desire to cut and install utility trenches in C-Bay. Prior to cutting and installing any additional utility trenches within the Leased Area, the Tenant shall be required to obtain prior written approval and consent from the Landlord. Prior to the expiration or termination of this Lease, the Tenant, at its sole cost and expense, will fill all utility trenches cut and installed by or on behalf of the Tenant (with rebar and with the same or better grade of concrete existing at the commencement of this Lease) and place the concrete flooring in the same condition as it was at the commencement of the Lease; provided, however, prior to filling such utility trenches, the Tenant shall notify the Landlord in writing (the “Tenant’s Notice”) and the Landlord shall have the right to designate in writing those portions of the utility trenches that the Landlord desires to remain unfilled. For clarification, if, after the Tenant’s Notice is delivered to the Landlord, the Landlord does not specify in writing to the Tenant within ten (10) days of receipt by the Landlord of the Tenant’s Notice which trenches the Landlord desires to remain unfilled, the Tenant shall fill all such utility trenches as required above.

C.                                     Care and Maintenance of the Equipment. The Tenant, at its own cost and expense, shall keep all the Equipment in good repair, condition, and working order, and shall furnish any and all parts and labor required for that purpose. The Tenant shall clean and lubricate all Equipment on a periodic basis and implement preventive maintenance thereon in a good, workmanlike manner consistent with best industrial practices. The Tenant shall not make any material alterations to or replacements of the Equipment without the prior written consent of the Landlord. All Equipment, accessories, parts, and replacements which are added to or become attached to the Equipment shall immediately become the property of the Landlord and shall be deemed incorporated in the Equipment and subject to the terms of this Lease as if originally leased hereunder at no change in the rental due and payable hereunder. The Equipment shall be used, maintained and operated by Tenant in full compliance with required permits, authorizations and licenses and all laws, rules and regulations of the State of South Carolina and the United Stated Federal Government and their respective agencies. In addition to the foregoing, the Tenant shall perform all requirements of the manufacturer of the 100 HP Compressor in order to maintain the manufacturer’s warranty thereon. (See Exhibit A-1.)

D.                                    Use, Care and Maintenance of the Outdoor Testing Areas and the Booth Area.

(a)                                  General Provisions

(i)                                     The Tenant has previously accepted the Outdoor Testing Areas and the Booth Area (collectively in this Section 9(D), the “Areas”) in their current “As-Is,” “Where-Is” condition and the Landlord does not make any claims, warranties or promises whatsoever about the condition or compliance with law of the Areas. The Landlord shall not be required to take any action or make any improvements whatsoever with respect to the Areas or the Booths and the other booths and improvements constructed by the Tenant upon the Booth Area, The Tenant expressly acknowledges and agrees that the Landlord shall have no construction, maintenance or repair or replacement obligations with respect to the New Blast Booth and the other booths now existing or to be constructed by the Tenant on or within the Leased Area and the Booth Area. Throughout the period that the Areas are included in the term Premises, the Tenant shall keep the Areas (together with all improvements and booths constructed thereon by the Tenant) in neat, clean, orderly, compliant and environmentally clean condition, free of debris and trash.

(ii)                                  The Tenant shall use the Outdoor Testing Areas for the sole purpose of daylight testing of vehicles that are manufactured within the Project and for on other purpose. Testing of its Vehicles shall occur only during daylight hours. For avoidance of doubt, the Tenant shall not allow (a) any vehicles not manufactured within the Project to be driven or tested on the Outdoor Testing Areas, and (b) any repairs or maintenance of any vehicles within the Outdoor Testing Areas. Tenant agrees to take extra precaution to ensure that no spillage occurs of any substance (including, but not limited to, oil, grease, gasoline and similar substances (collectively “Petroleum Products”)) within the Outdoor Testing Areas or any where else within the Project. It shall be the responsibility of the Tenant to ensure that no spillage of Petroleum Products occurs as a result of the Tenant’s use of the Outdoor Testing Areas. (In the event of a spill, Tenant shall immediately notify the Landlord, and the Tenant at its sole cost and expense shall promptly and diligently (until complete) and in compliance with all applicable laws, clean and remediate any area of the Project contaminated by such spillage. For further clarification, nothing contained herein shall limit the provisions of Paragraph C of Section 21 (Environmental Provisions) of this Lease.

(iii)                               Tenant shall at all times during the Term of this Lease be in full compliance with all governmental laws, rules, and regulations, including, but not limited to OSHA, EPA, DHEC and the like which are or would be applicable to environmental, health and safety protection and to the Tenant’s contemplated uses of the Outdoor Testing Areas and the Booth Area.

(iv)                              The Tenant shall be solely responsible for obtaining any and all permits, approvals and licenses (collectively, “Permits”) necessary for Tenant (x) to use the Outdoor Testing Areas for the testing of its vehicles, (y) to use the Booth Area for the construction thereon and maintenance of all paint and sandblasting booths, and (z) to use in a lawful manner the paint and sandblasting booths constructed by or on behalf of the Tenant on or within the Booth Area.

(b)                                 Brake Test Area. It shall be the sole responsibility of the Tenant to clearly delineate the boundaries of the Brake Test Area and in this regards, the Tenant shall (i) ensure that its vehicles are tested only within the Brake Test Area and not tested within any other area of the Project (with the sole exception of the Obstacle Course Area), (ii) prior to utilizing the Brake Test Area for testing of its vehicles, install a gate across the Entrance Road at the starting (northern) end of the Brake Test Area and other clearly-marked caution barriers so that those utilizing the Entrance Road and other parts of the Project will not enter into the Brake Test Area during those times that the Tenant is testing its vehicles within the Brake Test Area, and (iii) take such other measures and actions to ensure the safety of the public. A set of keys to the gate referenced in the preceding sentence shall be provided to the Landlord, who, with other occupants of the Project, or in the case of an emergency, can use that portion of the Entrance Road comprising the Brake Test Area when the Tenant is not testing its vehicles thereon. In addition to the requirements of Section 22 (Surrender of Tenant) as they would apply to the Brake Test Area, at the termination of the Lease (with respect to the Brake Test Area), the Tenant shall repave that portion of the Entrance Road comprising the Brake Test Area. For clarification, the damage to the Entrance Road and that portion of the Entrance Road comprising the Brake Test Area caused by the breaking, sudden breaking and road testing of vehicles shall not be considered “ordinary wear and tear” and the repaving of the Brake Test Area is intended to repair the damage to the Brake Test Area caused by the Tenant testing its vehicles thereon.

(c)                                  Obstacle Course Area — It is understood that the use by the Tenant of the Obstacle Course Area does not include the remaining acreage owned by the Landlord, including, in particular, but without limitation, the storm water drainage ditch to the west of the Obstacle Course Areas and the areas within the former pond site (which Obstacle Course Area surrounds) and without the Obstacle Course Area which the Landlord is using for the purpose of growing trees. in order to avoid damaging the storm water ditches of the Project and the seedlings, trees and surface conditions of the remainder of the Landlord’s real property (outside the 25-foot wide Obstacle Course Area), the Tenant shall not permit anyone driving its vehicles on the Obstacle Course Area to drive outside the Obstacle Course Area, and shall take precautions to ensure that its employees and invitees testing its vehicles confine themselves to the Obstacle Course Area. It shall be the sole responsibility of the Tenant to clearly mark and delineate the boundaries of the Obstacle Course Area. The Tenant further agrees to install gates and clearly-marked caution barriers to ensure the safety of the public and to protect the seedlings and trees outside the Obstacle Course Area. To allow Landlord, governmental and regulatory personnel access to the storm water ditch and drainage system of the Project without entering the Obstacle Course Area, promptly after signing this Amendment, the Tenant agrees to install a gate (with lock) on the Project property adjacent the sewer lift station on Stoney Road. The Tenant further agrees not to (i) damage, obstruct or interfere with any of the storm water ditches within or upon the Project and (ii) allow any debris, trash or other items to fall or flow into the storm water ditch system (which could cause it to clog or damage the system). Cutting, removal and damage to trees and seedlings by Tenant or its employees or invitees (without the express prior written permission of the Landlord) shall not be permitted and will be considered a breach of this Lease.

At the termination of the Lease (with respect to the Obstacle Course Area), the Tenant shall restore and landscape the entire Obstacle Course Area to the same surficial condition and stability as existing at the execution of this Amendment. For clarification and without limiting the foregoing, such restoration and landscaping shall include leveling the surface of the Obstacle Course Area to the same level as it exists at the execution of this Amendment, filling-in holes and ruts with environmental clean dirt (substantially similar to the composition and kind of dirt currently on or near the surface of the Obstacle Course Area), reseeding with the same kind of grass currently thereon and fertilizing the seed to permit rapid growth thereon to help prevent erosion of the newly filled and seeded areas. All obstacles, articles and other items installed by the Tenant within or associated with the Obstacle Course Area shall be completely removed by the Tenant prior to such restoration and landscaping.

At the termination of the Lease (with respect to the Booth Area), the Tenant shall leave the Booth Area in environmentally clean condition, and, pursuant to Section 22, shall leave the New Blast Booth (which shall become the property of the Landlord at such time as the Lease is terminated or has expired) in good repair, order and condition.

10.                               CHANGES, ALTERATIONS AND NEW  CONSTRUCTION BY THE TENANT.

A.                                   Tenant shall make no structural alterations, changes, additions or improvements (collectively “Alterations”) in or to the Premises without Landlord’s prior written consent. In the event of Landlord’s consent, any such Alteration(s) shall be subject to the following:

(i)                                     Any Alteration shall be at the cost and expense of Tenant and shall be made promptly, in a good workmanlike manner, and in full compliance with all applicable permits, authorizations, building and zoning laws, and any other applicable statute, rule or regulation of any governmental agency or authority having jurisdiction there over.

(ii)                                  Any such Alteration shall at the expiration of Term become the property of the Landlord.

B.                                     It is understood that Tenant intends to install equipment and machinery within the Premises, which Tenant shall remove at the termination of this Lease. Tenant shall repair any damage to the Premises caused by the installation and/or removal of Tenant’s machinery, fixtures and movables.

C.                                     No work which Tenant performs within the Premises or any other portion of the Project or which Landlord permits or requires Tenant to perform pursuant to this Lease, whether in the nature of erection, construction, alteration or repair, shall be deemed to be for the immediate use and benefit of Landlord so that no materialmen’s, laborer’s, mechanic’s or other lien shall be alleged against the estate of Landlord by reason of any consent given by Landlord to Tenant to improve the Premises or the Project. Tenant shall pay promptly all persons furnishing labor or materials with respect to any work performed by or for Tenant in, on or about the Premises. in the event any mechanic’s or other lien shall at any time be filed against the Project (of which the Premises are a part), or any interest therein by reason of any labor, services or materials performed or furnished, or alleged to be performed or furnished to or for the benefit of Tenant or to anyone holding the Premises through or under Tenant, the Tenant shall cause the same to be discharged of record or bonded to the satisfaction of Landlord (both as to foam of documentation and as to surety company) within thirty (30) days after notice of the filing thereof. If Tenant shall fail to cause such lien to be so discharged or bonded within such thirty (30) days, then in addition to any other right for remedy of Landlord, Landlord may, but shall not he obligated to, discharge the same by paying the amount claimed to be due or by deposit or bonding proceedings, and the amount so paid or pledged by Landlord, including reasonable attorney’s fees and surety costs incurred by Landlord procuring the discharge of such lien, together with interest thereon at the rate of eighteen (18%) percent per annum or the highest amount allowed by law, shall be immediately due and payable by Tenant to Landlord upon demand as additional rent(s). Tenant shall indemnify, defend and save Landlord harmless from and against any and all claims (including but not limited to claims of unjust enrichment and claims based on quasi-contract), actions, demands, damages, liability and expense, including attorney’s and other professional fees, arising from or related to, wholly or in part, directly or indirectly, any labor, services or materials performed or furnished or alleged to be performed or furnished to or for the benefit of Tenant or to anyone holding the Premises or the Project through or under Tenant, regardless of whether such work or material improved or increased the value of the Premises or the Project as a whole.

11.                               INDEMNIFICATION.

Tenant agrees, to the extent not expressly prohibited by law, to pay, and to protect, defend, indemnify and save harmless Landlord and its officers, members, employees and agents from and against all liabilities, damages, costs, expenses (including reasonable attorneys’

fees and expenses), causes of action, suits, claims, demands or judgments (collectively, “Liabilities”) of any nature whatsoever which may be imposed upon or incurred by or asserted against Landlord by reason of (i) any accident, injury to or illness or death of any person, or any damage to property occurring on the Premises during the Term or while Tenant, Tenant’s agents, employees, invitees or contractors or parties claiming through Tenant are in possession of or conducting any activities on the Premises (except to the extent caused by the negligence or willful misconduct of Landlord), (ii) any accident, injury to, illness or death of any person, or any damage to property (excluding payments for casualties made to Landlord under property insurance maintained by Landlord under Section 12A, but including deductible amounts under such insurance) arising out of the negligence or willful misconduct of Tenant or Tenant’s agents, employees, invitees or contractors in any portion of the Project outside the Premises during the Term, and (iii) any failure by Tenant to perform or comply with any of the terms of this Lease or of any contracts, agreements, restriction, or laws affecting the Premises or any part thereof. The obligations and liabilities of the Tenant under this Section shall survive the Term of this Lease and shall not be limited or diminished by the minimum limits of insurance required by the Tenant under Section 12.

12.                               INSURANCE.

A.                                   Throughout the Term and at no cost to the Tenant, the Landlord will maintain fire and casualty insurance over Building No. 1 in such amounts as it deems necessary.

B.                                     (i)                                     Tenant, at its expense, will maintain from and after the date of this Lease and throughout the Term, comprehensive general liability insurance against claims on account of bodily injury, death or property damage incurred upon or adjacent any part of the Premises. Such insurance policy will have limits of not less than Three Million and No/100 Dollars ($3,000,000) per occurrence in respect to bodily injury or death and not less than One Million and No/100 Dollars $1,000,000) per occurrence in respect to property damage and provide contractual coverage of Tenant’s liability to Landlord assumed under the indemnification provisions of this Lease. (Assuming the Tenant has exercised its option to renew this Lease, five (5) years after the Effective Date, the minimum coverages referenced in the previous sentence shall increase to $6,000,000 per occurrence in respect to bodily injury or death and $2,000,000 per occurrence in respect to property damage.) Landlord shall be named as an additional insured under the insurance required under this Subsection 12B(i), and the Tenant shall deliver to Landlord a certificate evidencing such insurance before the Effective Date and thereafter upon reasonable request.

(ii)                                  Tenant, at its expense, shall maintain and provide throughout the Term insurance coverage against loss or damage by fire or other risks provided by broad form extended coverage endorsement covering all property and chattels belonging to or under the care, custody or control of Tenant and located within or at the Premises and covering the Paint Booth, the New Blast Booth and Compressors, all of which shall at the termination or expiration of this Lease be left by the Tenant in good repair, order and condition. Landlord shall not be liable for any damage to or loss of such property and chattels under its control or ownership, regardless of the cause of such damage or loss.

C.                                     All insurance required by the Tenant hereunder shall be primary and not excess with any insurance, coinsurance or self insurance maintained by Landlord. Certificates of insurance evidencing the insurance required hereunder shall be delivered to Landlord on or before the Commencement Date and thereafter upon reasonable request.

D.                                    Each party hereto expressly waives any and every claim which arises or may arise in such party’s favor against the other party and such party’s shareholders, partners, officers, and employees during the Term for any and all loss of or damage to any of such party’s property, located within or upon or constituting a part of, the Premises or Project, which loss or damage is caused by a peril required by this Lease to be covered by the insurance of the party incurring the loss. Inasmuch as the mutual waivers in this section will preclude the assignment of any claim by way of subrogation (or otherwise) to an insurance company (or any other party), each party hereby agrees to give immediately to each insurance company which has issued to such party policies of property insurance, written notice of the terms of the mutual waivers of subrogation and to have such insurance policies properly endorsed, if necessary, to prevent the invalidation of the insurance coverages by reason of such waivers.

E.                                      If, by reason of any act or omission of Tenant, the rate of any insurance maintained by Landlord with respect to the Common Areas or the Premises shall be increased, Tenant shall reimburse Landlord for that portion of the premiums to be paid by Landlord due to such act or omission as additional rent due hereunder. If, due to the manner of Tenant’s use or occupancy of the Premises, any such insurance shall be canceled or if cancellation thereof shall be threatened, Landlord shall give prompt notice thereof to Tenant and, provided such manner of use shall not have been made of the Premises by Landlord prior to the date hereof, then Tenant shall indemnify Landlord against any liability that would have been covered by such canceled insurance.

13.                               DAMAGE AND DESTRUCTION.

A.                                   In case of any material damage to or destruction of any portion of the Premises(2), Tenant shall promptly give written notice thereof to Landlord. If any portion of the Premises shall be partially damaged by fire or other casualty, then Landlord, except as otherwise provided herein, shall proceed promptly and with due diligence to repair and restore the damaged portion to substantially the same condition and quality as prior to such damage. If any part of the Premises shall be damaged, but not such a substantial portion thereof as to impair Tenant’s ability to conduct Tenant’s business in Tenant’s normal course, then such portion thereof as has been rendered untenantable by reason of such damage shall be repaired by Landlord and until such repairs are completed, the Base Rent payable hereunder shall be abated to the extent that such Base Rent for such portion relates to the total space for the period from the date of such damage to the date when such portion shall have been made tenantable. Tenant understands that Landlord will not carry insurance of any kind on Tenant’s property, to wit: Tenant’s goods, inventory, furniture or furnishings or any fixtures, equipment, or improvements, and that Landlord shall not be obligated to repair any damage thereto or replace the same.

(2) The term “Premises” in this Section 13 shall mean the “Leased Area” referenced in Section 1.

B.                                     Subject to subsections (i) and (ii) below, in the event the Premises or a material portion thereof is damaged or destroyed or such portion thereof is damaged as will prevent Tenant from conducting Tenant’s business in Tenant’s normal course, Landlord, at Landlord’s sole expense, shall promptly and with due diligence repair and restore the Premises or the damaged portion thereof to substantially the same condition and quality as prior to such damage.

(i)                                     If in the reasonable opinion of a licensed architect retained by Landlord, a material portion of the Premises (meaning more than 20% of the Premises) cannot be substantially repaired or restored within one hundred (100) days from the date of damage or destruction, this Lease and the leasehold interest herein granted may be terminated by either party by written notice delivered to the other party within thirty (30) days after the date of receipt of notice from Landlord’s architect setting forth the projected repair period. Notice of termination by either party to the other party will specify a date, not less than ten (10) days after the date of such notice, for such termination. hr the event of giving of such notice of termination, this Lease shall expire as of the date specified in such notice with the same effect as if such date where the date hereinbefore specified for the expiration of the Term, and the Base Rent payable hereunder shall be apportioned as of such date of such fire or other casualty, subject to abatement, if any, as and to the extent provided in Section 13A hereof.

(ii)                                  Notwithstanding the provisions of this Section 13A, in the event the Premises is destroyed or damaged to the extent of thirty-three percent (33%) or more of the replacement value thereof during the last two (2) years of the Term or during the last two (2) years of any Option Period of the Lease, then either Tenant or Landlord may elect to terminate this Lease as of the date of such damage or destruction by giving written notice to the other within sixty (60) days of such damage or destruction except Tenant can negate Landlord’s termination if Tenant exercises the renewal option. If this Lease is terminated as herein provided, then all prepaid rent and other charges paid in advance by Tenant shall be refunded by Landlord to Tenant.

14.                               CONDEMNATION.

A.                                   In the event that at any time during the Term, title to the whole or materially all of the Premises shall be taken by the exercise of the right of condemnation or eminent domain or by agreement between the Landlord and those authorized to exercise such right, this Lease shall terminate and expire on the date of such taking and the rent provided to be paid by the Tenant shall be apportioned and paid to the date of such taking.

B.                                     Tenant, at Tenant’s cost and expense, shall be entitled to separately claim, in any condemnation proceeding, any damages payable for movable trade fixtures and leasehold improvements paid for and installed by Tenant without any contribution or reimbursement therefore by Landlord, and for Tenant’s loss of business, and for Tenant’s relocation costs; provided Landlord’s award is not reduced or otherwise adversely affected thereby.

15.                               SUBORDINATION; NONDISTURBANCE.

A.                                   Upon Landlord’s written request, Tenant will execute and deliver to Landlord an agreement in recordable form subordinating Tenant’s rights to the lien of any mortgage hereafter encumbering the Premises. Tenant, however, will not be required to subordinate Tenant’s rights hereunder to any mortgage unless and until the holder of such mortgage executes and delivers to Tenant a written agreement providing in substance (i) that so long as Tenant faithfully discharges Tenant’s obligations under this Lease, Tenant’s right of possession to the Premises and other rights under this Lease will not be affected by any default by Landlord under any instrument creating or secured by such mortgage, and (ii) that in the event of foreclosure or any other enforcement of such mortgage, the rights of Tenant hereunder will expressly survive and this Lease will continue in full force and effect. If any mortgage, trustee or ground lessor shall elect to have this Lease prior to the lien of its mortgage, deed of trust or ground lease, and shall give written notice thereof to Tenant, this Lease shall be deemed prior to such mortgage, deed of trust, or ground lease, whether this Lease is dated prior or subsequent to the date of said mortgage, deed of trust or ground lease or the date of recording thereof.

B.                                     Landlord represents and warrants that no lien currently encumbers the Premises on the date of this Lease.

16.                               NONWAIVER.

Neither a failure by either party to exercise any of its options hereunder, nor failure to enforce its rights or seek its remedies upon any default, nor the acceptance by the Landlord of any rent accruing before or after any default, shall effect or constitute a waiver of such party’s right to exercise such option, to enforce such right, or to seek such remedy with respect to that default or to any prior or subsequent default.

17.                               QUIET ENJOYMENT.

If Tenant pays the rent Tenant is obligated hereunder to pay, and observes all other terms, covenants and conditions hereof, Tenant may peaceably and quietly have, hold and enjoy the Premises during the Term, subject, however, to all the terms of this Lease.

18.                               ASSIGNMENT AND SUBLETTING.

A.                                   Tenant shall not sublet the Premises, nor any part thereof, nor assign, or otherwise dispose of this Lease or any interest therein, or any part thereof, without Landlord’s prior written consent in each of the foregoing cases, which consent shall not be unreasonably withheld or delayed. Landlord’s disapproval of a proposed assignee or sublessee will be considered reasonable if the proposed assignee or sublessee is not of a generally comparable quality (financial or otherwise) with Tenant, if the proposed use of the Premises is not compatible with the Premises, or if the proposed assignee or sublessee is not the same assignee or sublessee, as the case may be, of either Building No. 2 or Building No. 3, currently under lease to the Tenant.

B.                                     Notwithstanding the provisions of Section 18A hereof, Tenant may assign or sublet the Premises, or any portion thereof, without Landlord’s consent but with prior written notice to the Landlord, to any corporation that controls, is controlled by or is under common control with Tenant, or to any corporation resulting from the merger or consolidation with Tenant, or to any person or entity that acquires all the assets of Tenant as a going concern of the business that is being conducted on the Premises. Tenant and any guarantor of the obligations of Tenant under this Lease shall remain liable despite any assignment or sublease of this Lease by Tenant pursuant to this Section 18.

19.                               ENTRY.

Landlord, and any mortgagee, and their respective duly authorized representatives shall have the right to enter the Premises at all reasonable times for the purposes of inspecting the conditions of same, and making such repairs, alterations, additions, or improvements thereto as may be necessary or desirable if Tenant fails to do so as required hereunder (but the Landlord shall have no duty whatsoever to make any such inspections, repairs, alterations, additions, or improvements).

20.                               DEFAULT.

A.                                   The following shall be defined and deemed as an “Event of Default” by Tenant: (i) if Tenant shall default in the payment of the Base Rent or any additional rent, utility charges (referenced in Section 4), and charges referenced in Section 5, and in any other section of this Lease, and if Tenant shall fail to cure said default within fifteen (15) days after receipt of notice of such default from Landlord; or, (ii) if Tenant shall default in the performance or observance of any other term, covenant or condition to be performed or observed by Tenant under this Lease and if Tenant shall fail to cure said default within thirty (30) days after receipt of notice of said default from Landlord or if such default is of a nature which cannot be corrected in thirty (30) days, if Tenant shall fail to commence to cure same within thirty (30) days and thereafter diligently pursue such cure to completion, or (iii) if an Event of Default (as that term is defined in the Lease referenced in this subsentence (iii)) shall occur in the Lease between the Landlord and Tenant dated July 13, 2004 covering a portion of the building designated as “Building No. 2” located within the Project.

(i)                                     In case of any Event of Default hereinbefore provided the Landlord shall have the immediate right of reentry and may remove all persons and property from the Premises by summary proceedings, force or otherwise. No such reentry or taking possession of the Premises by Landlord shall be construed as an election on Landlord’s part to terminate this Lease unless a written notice of such intention to be given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction.

(ii)                                  In addition, in the event of any Event of Default (whether or not Landlord shall elect to re-enter or to take possession pursuant to legal proceedings or pursuant to any notice provided for by laws), Landlord shall have the right, at Landlord’s option,

1)                                      to terminate this Lease on not less than two (2) days’ notice to Tenant and upon the giving of said notice, this Lease and the term hereof shall cease and expire on the date set forth in said notice as if said date where the expiration originally set forth herein, or

2)                                      to relet the Premises or any part(s) thereof for such term or terms (which may extend beyond the Term) and at such rental(s) and upon such other terms and conditions as Landlord in Landlord’s sole discretion may deem advisable. Landlord shall have the right from time to time to make such alterations and repairs as may be reasonably necessary in order to relet the Premises. Upon each such reletting all rentals received by the Landlord from such reletting shall be applied, first, to the payment of any indebtedness (other than rents due hereunder) of Tenant to Landlord, second, to the payment of any costs and expenses of such reletting, including, without limitation, reasonable attorneys’ fees and of the cost of such alterations and repairs, third, to the payment of rents due and unpaid hereunder; and the residue, if any, shall be held by Landlord and applied in payment of future rents and other payments required to be made by Tenant hereunder as the same may become due and payable hereunder, with the right reserved to Landlord to bring such action(s) or proceeding(s) for the recovery of any deficits remaining unpaid without being obliged to await the end of the term for a final determination of Tenant’s account, and the commencement or maintenance of any one or more actions for further accruals pursuant to the provisions of this Section. If such rentals to be paid during that month by Tenant hereunder, Tenant shall pay any such deficiency to Landlord. Such deficiency shall be calculated and paid monthly subject to Landlord’s right of action(s) or proceeding(s) as aforesaid. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous breach.

(iii)                               Should Landlord at any time terminate this Lease for any breach, in addition to any other remedies Landlord may have, Landlord may recover from Tenant all damages Landlord may incur by reason of such breach as damages for loss of the bargain and not as a penalty, including the cost of recovering the Premises, reasonable attorneys’ fees, and including the present value determined by using a discount rate of eight percent (8%), at the time of such termination, of the excess if any, of the amount of rental and charges equivalent to rental reserved in this Lease for the remainder of the Term, over the aggregate rental value of the Premises for the remainder of such term, all of which shall be immediately due and payable from Tenant to Landlord. If arty laws shall validly limit the amount of the damages provided for in the immediately preceding sentence to less than the amount above agreed upon, Landlord shall be entitled to the maximum amount allowable under such laws.

B.                                     Landlord shall not be in default unless Landlord fails to perform obligations required of Landlord within a reasonable time, but in no event later than thirty (30) days after written notice by Tenant to Landlord and to the holder of any first mortgage or deed of trust covering the Premises whose name and address shall have theretofore been furnished to Tenant in writing, specifying wherein Landlord has failed to perform such obligation; provided. however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required of performance then Landlord shall not be in default if Landlord commences performance within such 30-day period and thereafter diligently prosecutes the same to completion. In the event Landlord fails to discharge any obligation set forth in this Lease on or before the date such obligation or payment is due, Tenant may, at Tenant’s option, discharge such obligation. Tenant shall use reasonable efforts to mitigate its damages after a default by the Landlord. In the event Tenant elects to discharge Landlord’s obligation(s), Landlord agrees to reimburse Tenant on demand for the amount of expenses incurred by Tenant.

21.                               ENVIRONMENTAL PROVESIEONS.

A.                                   For the purposes of this Section 21, the following shall have the respective meanings set forth below:

(i)                                     “Hazardous Material” means any substance, material or waste which is regulated by any applicable governmental authority of the United States or the State of South Carolina, including without limitation, any material, substance or waste which is defined as “hazardous”, “hazardous waste”, “hazardous material”, “hazardous substance”, “extremely hazardous waste”, “restricted hazardous waste”, “pollutant”, “contaminant”, “toxic substance” or “toxic waste” under any provision of any applicable Environmental Law, and includes, but is not limited to, petroleum, petroleum products, asbestos, urea formaldehyde and polychlorinated biphenyls.

(ii)                                  “Hazardous Materials Contamination” means any disposal, transportation, storage, arranging of disposal, spillage, discharge, emission, leakage, release or threatened release of any Hazardous Materials at, in, on, under, from, about, or affecting the soil, air, water, fixtures, personal property, animals or buildings.

(iii)                               “Environmental Condition” means any unlawful environmental condition, event or circumstance.

(iv)                              “Damages” means all demands, claims, actions, assessments, losses, damages, liabilities, costs and expenses of every nature (including, without limitation, reasonable attorneys’ fees, fines, penalties and costs of settlements of any kind), known or unknown, foreseen or unforeseen, contingent or otherwise.

(v)                                 “Landlord-Related Party” means an employee, agent, contractor, licensee, customer, invitee or affiliate of Landlord, but specifically excludes Tenant and any other lessee or tenant of the Project. “Tenant-Related Party” means an employee, agent, contractor, licensee, customer, invitee or affiliate of Tenant but specifically excludes Landlord.

B.                                     Landlord shall defend, indemnify, protect and hold Tenant harmless against Damages resulting from or arising out of the following Hazardous Materials Contamination or Environmental Conditions:

(i)                                     existing or occurring within the Premises on or before Tenant takes occupancy of the Premises or after the expiration or early termination of the Lease Term but only to the extent not caused by Tenant or a Tenant-Related Party; or

(ii)                                  existing or occurring within the Premises or any other portion of the Project and caused by Landlord or a Landlord-Related Party.

C.                                     Tenant shall defend, indemnify, protect and hold Landlord harmless against all Damages resulting from or arising out of Hazardous Materials Contamination or Environmental Conditions existing or occurring within the Premises or any other portion of the Project and caused by Tenant or a Tenant-Related Party, but only to the extent not caused by Landlord or a Landlord-Related Party.

D.                                    The Tenant shall store and handle Hazardous Materials at the Premises or at the Project in strict compliance with applicable laws, rules and regulations, and shall indemnify, defend and save harmless the Landlord from all Damages arising out of or in any way connected with Tenant or Tenant-Related Party’s storage or handling of Hazardous Materials. In no event shall Tenant’s handling or storage of Hazardous Materials in compliance with applicable laws make Tenant liable for Hazardous Materials Contamination or Environmental Conditions in existence or occurring on or before Tenant takes occupancy of the Premises. In particular, the Tenant shall take extra precaution not to allow Hazardous Materials or any other material to wash into the drains of the Wash Area (which lead to the oil/water separator system) except as specifically permitted under all required permits and licenses and as intended for the Project’s oil/water separator system.

E.                                      The obligations and liabilities of both parties under this Section 21 shall survive the Term of this Lease.

F.                                      The failure by either party to abide by the terms of this Section 21 shall be restrainable by injunction.

22.                               SURRENDER OF TENANT.

A.                                   Tenant will surrender possession of the Premises and remove all goods and production equipment and other personal property owned by Tenant at the end of the Term, or at such other time as Landlord may be entitled to re-enter and take possession of the Premises pursuant to any provision of this Lease, and Tenant shall leave the Premises (including the Leased Area, the Booth Area, the Outdoor Testing Areas, the Booths, and all other Equipment) broom clean and in good order and condition, ordinary wear and tear excepted, except in the event of termination due to fire or other casualty pursuant to Section 13 or termination due to condemnation pursuant to Section 14. Tenant shall deliver to Landlord all keys, locks and other fixtures connected with the Premises (such fixtures shall include, but are not limited to: cranes, the Booths, Compressors, roof fans, bus ducts and lights) in good repair, order and condition. In default of such surrender of possession and removal of goods and chattels at the time aforesaid, Tenant will pay to Landlord the rent set forth in this Lease for such period as Tenant either holds over possession of the Premises or allows Tenant’s goods and production equipment or other personal property at such time to remain in the Premises, and in addition thereto, statutory penalties and all other damages which Landlord shall suffer by reason of Tenant’s holding over in violation of the terms and provisions of this Lease, including, without limitation, all reasonable claims for damages made by any succeeding tenant or purchase of the Premises against Landlord which may be founded upon delay by Landlord in giving possession of the Premises to such succeeding tenant or purchaser, so far as such damages are occasioned by the unlawful holding over of Tenant.

B.                                     Subject to Section 22(A) above, Tenant shall have the absolute right to remove all of Tenant’s goods, production equipment, and other personal property from the Premises at any time during the Term.

C.                                     Tenant shall be responsible for the clean-up and removal of all raw materials, packaging, solid waste, unused and used lubricants, oils, solvents and any hazardous wastes placed, abandoned or located on the Premises and the area surrounding the Premises by Tenant (or any of Tenant’s employees, agent, invitees or subcontractors) during the Term hereof.

D.                                    The liability and the obligations of Tenant under this Section shall survive the termination of this Lease.

23.                               FORCE MAJEURE.

In the event that Landlord or Tenant shall be delayed or hindered in or prevented from the performance or any act (other than either party’s monetary obligations), by reason of strikes, lockouts, unavailability of materials, failure of power, restrictive governmental laws or regulations, riots, insurrections, war or other reason beyond its reasonable control, then performance of such act shall be excused for the period of the delay and the period for the performance of such act shall be extended for a period equivalent to the actual period of such delay. Notwithstanding the foregoing, lack of funds shall not be deemed to be a cause beyond the reasonable control of either party.

24.                               SECURITY DEPOSIT.

No security deposit shall be required.

25.                               COMMISSIONS.

Both Landlord and Tenant acknowledge that no real estate broker is involved with respect to this Lease and the negotiations thereof. Both parties agree to hold each other harmless from any claims for commissions arising out of this Lease.

26.                               ESTOPPEL CERTIFICATE.

At any time and from time to time Landlord and Tenant each agree, upon request in writing from the other, promptly to execute, acknowledge and deliver to the other or to any person designated by the other a statement in writing certifying that this Lease is unmodified and is in full force and effect, or if there have been modifications, that the same is in full force and effect as modified (stating the modifications), that the other party is not in default in the performance of its covenants hereunder, or if there have been such defaults, specifying the same, the dates to which the Rent and other charges have been paid, and such other matters may be reasonably requested.

27.                               MISCELLANEOUS PROVISIONS.

A.                                   All notices under this Lease shall be in writing and shall be deemed given if delivered personally or by overnight courier or if sent by confirmed facsimile transmitted during the regular business hours of the recipient, or when mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to the parties at their addresses as set forth below (or at such other address as a party may from time to time designate by written notice given in accordance with this Section):

TO TENANT:	TO LANDLORD:

Force Protection, Inc.	Aerospace/Defense, Inc.
Force Protection Industries, Inc.	4838 Jenkins Avenue
9801 Highway 78	North Charleston, SC 29406
Ladson, SC 29456

ATTN:Raymond W. Pollard and	ATTN: Jerry Zucker or Jerry Garfinkle
John F. Wall, III	Fax No: (843) 747-4092
Fax No: (843) 553-1311

B.                                     It is the intention of the parties hereto to create the relationship of Landlord and Tenant, and no other relationship whatsoever, and unless expressly otherwise provided herein nothing herein shall be construed to make the parties hereto liable for any of the debts, liabilities or obligations of the other party.

C.                                     This Lease shall be governed exclusively under the laws of the State of South Carolina. Each of the parties (i) irrevocably consents to the exclusive jurisdiction any state or federal court located within Charleston County, South Carolina, and (ii) waives trial by a jury.

D.                                    If any term or provision of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

E.                                      Failure on the part of either party to complain of any action or non-action on the part of the other party, no matter how long the same may continue, shall never be deemed to be a waiver by either party of any of its rights hereunder. Acceptance by Landlord of the Base Rent or any other charges paid by Tenant hereunder shall not be or be deemed to be a waiver by Landlord of any default by Tenant, whether or not Landlord knows of such default. No waiver at any time of any of the provisions hereof by either party shall be construed as a waiver of any of the other provisions hereunder and a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions.

F.                                      Tenant acknowledges and agrees that the submission of this Lease to Tenant for its review and consideration shall not and does not constitute an offer to lease the Premises. Tenant and Landlord understand and agree that there can be no agreement for the lease of the Premises until all parties hereto have signed, delivered and accepted this Lease and any Security Deposit required pursuant to Section 24 has been delivered and accepted.

G.                                     The captions of the several Sections and Subsections of this Lease and any table of contents are not a part of the context hereof and shall be ignored in construing this Lease. They are intended only as aids in locating various provisions hereof.

H.                                    Nothing contained in this Lease shall be construed so as to confer upon any other party the rights of a third party beneficiary except the rights contained herein for the benefit of a mortgagee of the Landlord and except as provided in the following Subsection (I).

I.                                         Except as expressly otherwise provided herein, the terms, covenants and conditions hereof shall inure to the benefit of and shall be binding upon Landlord and Landlord’s successors and assigns and the terms, covenants and indentures hereof shall inure to the benefit of and shall be binding upon Tenant and Tenant’s successors, legal representatives, and permitted assigns.

J.                                        This constitutes the entire and complete agreement between the parties with respect to its subject matter. This Lease has been mutually negotiated by the parties and no rule of construction shall be implied based upon the presumed drafter or author of this Lease.

K.                                    This Lease may only be amended by a writing specifically referencing this Subsection 27K and duly executed by authorized officers for both parties.

L.                                      This Lease may be executed in several counterparts, each of which shall he deemed an original and such counterparts shall constitute but one and the same instrument. If this Amendment or the signature page, as executed, is transmitted by one party to the other by facsimile transmission or electronically “pdf” transmission, such transmission shall be deemed an executed original of this Lease and of such signature.

IN WITNESS WHEREOF, the parties hereto have duly executed this instrument under seal as of the day and year first above written.

IN THE PRESENCE OF:	Landlord:

AEROSPACE/DEFENSE, INC.

	By:	/s/ M. Jerry Garfinkle
	Name:	M. Jerry Garfinkle
	Title:	Assistant Secretary

IN THE PRESENCE OF:	Tenant:

FORCE PROTECTION INDUSTRIES
INC.

	By:	/s/ Gordon McGilton
	Name:	/s/ Gordon McGilton
	Title:	CEO

IN THE PRESENCE OF:

FORCE PROTECTION, INC.

	By:	/s/ Raymond W. Pollard
	Name:	Raymond W. Pollard
	Title:	COO